SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                     CHECK POINT SOFTWARE TECHNOLOGIES LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     ORDINARY SHARES, NIS .01 NOMINAL VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   M22465 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which this Schedule is filed:

        |_| Rule 13d-1(b)
        |_| Rule 13d-1(c)
        |X| Rule 13d-1(d)


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                                Page 1 of 5 pages

                                       13G


CUSIP NO. M22465 10 4                                          PAGE 2 OF 5 PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSON

     Marius Nacht

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Israel

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           27,311,794 Ordinary Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         27,311,794 Ordinary Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,311,794 Ordinary Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.8%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a). NAME OF ISSUER:

           Check Point Software Technologies Ltd. (the "Issuer")

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           3A Jabotinsky Street, 24th Floor
           Ramat-Gan 52520, Israel

ITEM 2(a). NAME OF PERSON FILING:

           Marius Nacht (the "Reporting Person")

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:

           3A Jabotinsky Street, 24th Floor
           Ramat-Gan 52520, Israel

ITEM 2(c). CITIZENSHIP:

           Israel

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Ordinary Shares, NIS .01 nominal value

ITEM 2(e). CUSIP NUMBER:

           M22465 10 4

ITEM 3.    Not applicable

ITEM 4.    OWNERSHIP:

           Set forth below is information with respect to the Reporting Person's ownership of Ordinary Shares as of December 31, 2002:

           (a) AMOUNT BENEFICIALLY OWNED:

               27,311,794 Ordinary Shares

           (b) PERCENT OF CLASS:

               10.8%

           (c) NUMBER OF SHARES AS TO WHICH THE REPORTING PERSON HAS:

               (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                       ----------------------------------------

                       27,311,794 Ordinary Shares

               (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                       ------------------------------------------

                       -0-

               (iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                       -----------------------------------------------------

                       27,311,794 Ordinary Shares

               (iv)    SHARED POWER TO DISPOSE OR TO DIRECT THE  DISPOSITION OF
                       --------------------------------------------------------

                       -0-

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable.

ITEM 10.   CERTIFICATIONS:

           Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                    Date:  February 12, 2004




                                                    /s/ MARIUS NACHT
                                                    ----------------------------
                                                    Marius Nacht





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